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                     SEVERANCE AGREEMENT FOR MICHAEL ASHKER

The Parties to this Severance Agreement are Michael Ashker ("Executive") and HealthAxis.com, Inc. ("HealthAxis"). In the event the merger (the "Merger") of HealthAxis into and with a wholly owned subsidiary of HealthAxis Inc. ("HAXS") is not consummated, then HealthAxis shall be solely responsible for all severance payments and obligations hereunder. Upon consummation of the Merger, both HealthAxis and HAXS shall be jointly and severally responsible for all payments and obligations hereunder.

I. STATUS. On February 1, 2001 ("Succession Date"), Executive shall resign as President and CEO of HealthAxis.com, Inc., and shall succeed to an executive role as Chairman of the Board of Directors of HealthAxis.com, Inc. Executive shall transition to a non-executive Chairman role on or about March 31, 2001 ("Transition Date").

II. SALARY. Executive shall continue to be paid by HealthAxis at his current annual salary rate of $200,000 up to and including the Transition Date.

III. SEPARATION COMPENSATION. Effective on the first day following the Transition Date, Executive shall receive a 12 month consulting agreement paying Executive a total of $180,000, payable in equal semi-monthly installments consistent with company pay periods. In the event Executive leaves the Board of Directors at any time during the 12 month term of the consulting agreement, Executive shall have the option to accelerate the consulting agreement and receive any outstanding contract balances in a lump sum.

IV. MEDICAL EXPENSES. Executive shall receive continuation of medical insurance benefits, either as director/consultant under the plan or through effectuation of COBRA as the case may be, at the current contribution rate for six (6) months following the Transition Date. If acceleration of the consulting agreement occurs as provided in Section III above within six (6) months of the Transition Date, then Executive shall receive any outstanding continuation payments in a lump sum.

V. BUSINESS RELATED EXPENSES. Executive shall be reimbursed for all reasonable and necessary HealthAxis business-related expenses incurred by Executive while Chairman.

VI. AUTOMOBILE & EQUIPMENT. Monthly payments for Company-leased automobile shall be paid by Company through June 30, 2001. As of July 1, 2001, Executive will make payments through November 30, 2001, at which time the lease terminates. Executive may keep for his own use his laptop computer, desktop printer, cell phone and peripherals.


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VII.     APARTMENT. Executive may continue to occupy the Company-paid apartment in Dallas, Texas up to and including the Transition Date. Thereafter, at his option Executive may either continue to occupy the apartment at his own expense, or shall use best efforts to transfer the lease to a third party or sublet (as permitted) the apartment to HealthAxis.

VIII. OPTIONS. All stock options previously granted to Executive shall be fully vested and the post-termination exercise period shall be amended in each option to allow for a three-year post termination exercise period, effective from Executive's termination as a director, employee or consultant of HealthAxis. All shares underlying the options shall be registered in the Form S-8 filing which is expected to be filed within one (1) month of the Merger close. If during the three year post termination exercise period Executive is unable to sell his shares acquired upon exercise of his options because the S-8 is not effective, then Executive shall be entitled to piggyback registration rights each time the Company files a registration statement.

IX. MUTUAL RELEASE OF LIABILITY. Executive and HealthAxis agree to and shall execute a mutual release of liability that is mutually satisfactory to both parties to be effective upon the date of Executive's resignation as Chairman.

Accepted, Agreed to and Effective this 29th day of December, 2000.



 /s/ Michael Ashker
------------------------
MICHAEL ASHKER



HEALTHAXIS.COM, INC.

BY: /S/ MICHAEL G. HANKINSON
    ---------------------------
    MICHAEL G. HANKINSON
    SVP & GENERAL COUNSEL

Accepted and Agreed to, this 29th day of December, 2000, with all obligations contemplated herein contingent upon consummation of the Merger.


HealthAxis Inc.

By: /s/ Anthony R. Verdi
   --------------------------
   Anthony R. Verdi
   Chief Financial Officer